UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                (AMENDMENT NO. 6)


                            KMART HOLDING CORPORATION
                       ---------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                 ----------------------------------------------
                         (Title of Class of Securities)

                                   498780 10 5
                             ---------------------
                                 (CUSIP Number)
          ------------------------------------------------------------


                                 DANIEL A. NEFF
                         WACHTELL, LIPTON, ROSEN & KATZ
                               51 WEST 52ND STREET
                               NEW YORK, NY 10019

          ------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)



                                JANUARY 5, 2004
          ------------------------------------------------------------
            (Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box: [ ].

                               Page 1 of 14 Pages

================================================================================

----------------------------                        ----------------------------
   CUSIP No. 498780 10 5        SCHEDULE 13D/A           Page 2 of 14 Pages
----------------------------                        ----------------------------

--------------------------------------------------------------------------------

    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           ESL INVESTMENTS, INC.

           I.R.S. IDENTIFICATION NO: 75-2435723
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  [X]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS
           AF
--------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                [ ]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE
--------------------------------------------------------------------------------
               7
                    SOLE VOTING POWER
   NUMBER OF        52,524,686*
             -------------------------------------------------------------------
    SHARES     8
                    SHARED VOTING POWER
 BENEFICIALLY       0
             -------------------------------------------------------------------
   OWNED BY    9
                    SOLE DISPOSITIVE POWER
     EACH           52,524,686*
             -------------------------------------------------------------------
   REPORTING  10
                    SHARED DISPOSITIVE POWER
  PERSON WITH       0
--------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           52,524,686*
--------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         [ ]
--------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           51.4%
--------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON
           CO
--------------------------------------------------------------------------------
*Excludes shares of common stock, par value $.01 per share, of Kmart Holding Corporation issuable upon conversion of interest accrued on the $60,000,000 in principal amount of 9% Convertible Subordinated Notes of Kmart Holding Corporation.

----------------------------                        ----------------------------
   CUSIP No. 498780 10 5        SCHEDULE 13D/A           Page 3 of 14 Pages
----------------------------                        ----------------------------

--------------------------------------------------------------------------------

    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           EDWARD S. LAMPERT

--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  [X]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS
           AF
--------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                [ ]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES
--------------------------------------------------------------------------------
               7
                    SOLE VOTING POWER
   NUMBER OF        53,725,098*
             -------------------------------------------------------------------
    SHARES     8
                    SHARED VOTING POWER
 BENEFICIALLY       0
             -------------------------------------------------------------------
   OWNED BY    9
                    SOLE DISPOSITIVE POWER
     EACH           53,725,098*
             -------------------------------------------------------------------
   REPORTING  10
                    SHARED DISPOSITIVE POWER
  PERSON WITH       0
--------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           53,725,098*
--------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         [ ]
--------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           52.6%
--------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON
           IN
--------------------------------------------------------------------------------
*Excludes shares of common stock, par value $.01 per share, of Kmart Holding Corporation issuable upon conversion of interest accrued on the $60,000,000 in principal amount of 9% Convertible Subordinated Notes of Kmart Holding Corporation.

----------------------------                        ----------------------------
   CUSIP No. 498780 10 5        SCHEDULE 13D/A           Page 4 of 14 Pages
----------------------------                        ----------------------------

--------------------------------------------------------------------------------

    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           CRK PARTNERS, LLC

           I.R.S. IDENTIFICATION NO: 75-2435723
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  [X]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS
           AF
--------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                [ ]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE
--------------------------------------------------------------------------------
               7
                    SOLE VOTING POWER
   NUMBER OF        47,999,107*
             -------------------------------------------------------------------
    SHARES     8
                    SHARED VOTING POWER
 BENEFICIALLY       0
             -------------------------------------------------------------------
   OWNED BY    9
                    SOLE DISPOSITIVE POWER
     EACH           47,999,107*
             -------------------------------------------------------------------
   REPORTING  10
                    SHARED DISPOSITIVE POWER
  PERSON WITH       0
--------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           47,999,107*
--------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         [ ]
--------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           47.0%
--------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON
           OO
--------------------------------------------------------------------------------
*Excludes shares of common stock, par value $.01 per share, of Kmart Holding Corporation issuable upon conversion of interest accrued on the $60,000,000 in principal amount of 9% Convertible Subordinated Notes of Kmart Holding Corporation.

----------------------------                        ----------------------------
   CUSIP No. 498780 10 5        SCHEDULE 13D/A           Page 5 of 14 Pages
----------------------------                        ----------------------------

--------------------------------------------------------------------------------

    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           CRK PARTNERS, LP

           I.R.S. IDENTIFICATION NO: 74-3026708
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  [X]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS
           WC
--------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                [ ]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE
--------------------------------------------------------------------------------
               7
                    SOLE VOTING POWER
   NUMBER OF        8,436,758*
             -------------------------------------------------------------------
    SHARES     8
                    SHARED VOTING POWER
 BENEFICIALLY       0
             -------------------------------------------------------------------
   OWNED BY    9
                    SOLE DISPOSITIVE POWER
     EACH           8,436,758*
             -------------------------------------------------------------------
   REPORTING  10
                    SHARED DISPOSITIVE POWER
  PERSON WITH       0
--------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           8,436,758*
--------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         [ ]
--------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           8.3%
--------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON
           PN
--------------------------------------------------------------------------------
*Excludes shares of common stock, par value $.01 per share, of Kmart Holding Corporation issuable upon conversion of interest accrued on the $60,000,000 in principal amount of 9% Convertible Subordinated Notes of Kmart Holding Corporation.

----------------------------                        ----------------------------
   CUSIP No. 498780 10 5        SCHEDULE 13D/A           Page 6 of 14 Pages
----------------------------                        ----------------------------

--------------------------------------------------------------------------------

    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           CRK PARTNERS II, LP

           I.R.S. IDENTIFICATION NO: 01-0726617
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  [X]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS
           WC
--------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                [ ]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE
--------------------------------------------------------------------------------
               7
                    SOLE VOTING POWER
   NUMBER OF        39,562,349*
             -------------------------------------------------------------------
    SHARES     8
                    SHARED VOTING POWER
 BENEFICIALLY       0
             -------------------------------------------------------------------
   OWNED BY    9
                    SOLE DISPOSITIVE POWER
     EACH           39,562,349*
             -------------------------------------------------------------------
   REPORTING  10
                    SHARED DISPOSITIVE POWER
  PERSON WITH       0
--------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           39,562,349*
--------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         [ ]
--------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           38.7%
--------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON
           PN
--------------------------------------------------------------------------------
*Excludes shares of common stock, par value $.01 per share, of Kmart Holding Corporation issuable upon conversion of interest accrued on the $60,000,000 in principal amount of 9% Convertible Subordinated Notes of Kmart Holding Corporation.

----------------------------                        ----------------------------
   CUSIP No. 498780 10 5        SCHEDULE 13D/A           Page 7 of 14 Pages
----------------------------                        ----------------------------

--------------------------------------------------------------------------------

    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           RBS PARTNERS, LP

           I.R.S. IDENTIFICATION NO: 75-2241690
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  [X]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS
           AF
--------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                [ ]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE
--------------------------------------------------------------------------------
               7
                    SOLE VOTING POWER
   NUMBER OF        4,525,579*
             -------------------------------------------------------------------
    SHARES     8
                    SHARED VOTING POWER
 BENEFICIALLY       0
             -------------------------------------------------------------------
   OWNED BY    9
                    SOLE DISPOSITIVE POWER
     EACH           4,525,579*
             -------------------------------------------------------------------
   REPORTING  10
                    SHARED DISPOSITIVE POWER
  PERSON WITH       0
--------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           4,525,579*
--------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         [ ]
--------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           4.4%
--------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON
           PN
--------------------------------------------------------------------------------
*Excludes shares of common stock, par value $.01 per share, of Kmart Holding Corporation issuable upon conversion of interest accrued on the $60,000,000 in principal amount of 9% Convertible Subordinated Notes of Kmart Holding Corporation.

----------------------------                        ----------------------------
   CUSIP No. 498780 10 5        SCHEDULE 13D/A           Page 8 of 14 Pages
----------------------------                        ----------------------------

--------------------------------------------------------------------------------

    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           ESL INVESTORS LLC

           I.R.S. IDENTIFICATION NO: 13-4095958
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  [X]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS
           WC
--------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                [ ]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE
--------------------------------------------------------------------------------
               7
                    SOLE VOTING POWER
   NUMBER OF        4,525,579*
             -------------------------------------------------------------------
    SHARES     8
                    SHARED VOTING POWER
 BENEFICIALLY       0
             -------------------------------------------------------------------
   OWNED BY    9
                    SOLE DISPOSITIVE POWER
     EACH           4,525,579*
             -------------------------------------------------------------------
   REPORTING  10
                    SHARED DISPOSITIVE POWER
  PERSON WITH       0
--------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           4,525,579*
--------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         [ ]
--------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           4.4%
--------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON
           OO
--------------------------------------------------------------------------------
*Excludes shares of common stock, par value $.01 per share, of Kmart Holding Corporation issuable upon conversion of interest accrued on the $60,000,000 in principal amount of 9% Convertible Subordinated Notes of Kmart Holding Corporation.

----------------------------                        ----------------------------
   CUSIP No. 498780 10 5        SCHEDULE 13D/A           Page 9 of 14 Pages
----------------------------                        ----------------------------

--------------------------------------------------------------------------------

    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           RBS INVESTMENT MANAGEMENT, LLC

           I.R.S. IDENTIFICATION NO: 06-1512334
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  [X]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS
           AF
--------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                [ ]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE
--------------------------------------------------------------------------------
               7
                    SOLE VOTING POWER
   NUMBER OF        1,200,412*
             -------------------------------------------------------------------
    SHARES     8
                    SHARED VOTING POWER
 BENEFICIALLY       0
             -------------------------------------------------------------------
   OWNED BY    9
                    SOLE DISPOSITIVE POWER
     EACH           1,200,412*
             -------------------------------------------------------------------
   REPORTING  10
                    SHARED DISPOSITIVE POWER
  PERSON WITH       0
--------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           1,200,412*
--------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         [ ]
--------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           1.2%
--------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON
           OO
--------------------------------------------------------------------------------
*Excludes shares of common stock, par value $.01 per share, of Kmart Holding Corporation issuable upon conversion of interest accrued on the $60,000,000 in principal amount of 9% Convertible Subordinated Notes of Kmart Holding Corporation.

----------------------------                        ----------------------------
   CUSIP No. 498780 10 5        SCHEDULE 13D/A           Page 10 of 14 Pages
----------------------------                        ----------------------------

--------------------------------------------------------------------------------

    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           ESL INSTITUTIONAL PARTNERS LP

           I.R.S. IDENTIFICATION NO: 06-1456821
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  [X]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS
           WC
--------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                [ ]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE
--------------------------------------------------------------------------------
               7
                    SOLE VOTING POWER
   NUMBER OF        1,200,412*
             -------------------------------------------------------------------
    SHARES     8
                    SHARED VOTING POWER
 BENEFICIALLY       0
             -------------------------------------------------------------------
   OWNED BY    9
                    SOLE DISPOSITIVE POWER
     EACH           1,200,412*
             -------------------------------------------------------------------
   REPORTING  10
                    SHARED DISPOSITIVE POWER
  PERSON WITH       0
--------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           1,200,412*
--------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         [ ]
--------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           1.2%
--------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON
           PN
--------------------------------------------------------------------------------
*Excludes shares of common stock, par value $.01 per share, of Kmart Holding Corporation issuable upon conversion of interest accrued on the $60,000,000 in principal amount of 9% Convertible Subordinated Notes of Kmart Holding Corporation.

----------------------------                        ----------------------------
   CUSIP No. 498780 10 5        SCHEDULE 13D/A           Page 11 of 14 Pages
----------------------------                        ----------------------------


     This Amendment No. 6 to Schedule 13D originally filed jointly on May 15, 2003, and amended by Amendment No. 1 to Schedule 13D filed on July 2, 2003, Amendment No. 2 to Schedule 13D filed on August 26, 2003, Amendment No. 3 to
Schedule 13D filed on October 27, 2003, Amendment No. 4 to Schedule 13D filed on November 4, 2003 and Amendment No. 5 to Schedule 13D filed on
January 2, 2004, by ESL Investments, Inc., Edward S. Lampert, CRK Partners,
LLC, CRK Partners, LP, CRK Partners II, LP, RBS Partners, LP, ESL Investors LLC, RBS Investment Management LLC and ESL Institutional Partners, L.P.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

     Item 3 is amended by amending and restating the last paragraph of such Item as follows:

    On January 2, 2004, CRK II received 1,188,615 shares of Kmart Common Stock from Kmart on account of trade vendor/lease rejection claims (and participations in such claims) held by CRK II in an amount equal to $672,027,638. Pursuant to the Plan, CRK II has received other shares of Kmart Common Stock in the past (which acquisitions have been reported on the Schedule 13D and Amendments to such Schedule 13D previously filed by the Reporting Persons) and may receive further shares of Kmart Common Stock in the future on account of these same trade vendor/lease rejection claims as Kmart continues to reconcile all trade vendor/lease rejection claims held by all persons. The source of CRK II funds consisted of working capital of CRK II.

                                    SIGNATURE
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: January 5, 2004


ESL INVESTMENTS, INC.


By: /s/ William C. Crowley
   --------------------------
   Name:  William C. Crowley
   Title:  President


EDWARD S. LAMPERT

/s/ Edward S. Lampert
-----------------------------
Edward S. Lampert


CRK PARTNERS, LLC


By:  ESL Investments, Inc., its managing member


      By:/s/ William C. Crowley
         ---------------------------
         Name:  William C. Crowley
         Title: President


CRK PARTNERS, LP


By:  CRK Partners, LLC, its general partner


     By:  ESL Investments, Inc., its managing member


          By: /s/ William C. Crowley
             ---------------------------
             Name:  William C. Crowley
             Title: President

CRK PARTNERS II, LP


By:  CRK Partners, LLC, its general partner


     By:  ESL Investments, Inc., its managing member


          By: /s/ William C. Crowley
             ---------------------------
             Name:  William C. Crowley
             Title: President


RBS PARTNERS, LP


By:  ESL Investments, Inc., its general partner

     By: /s/ William C. Crowley
        ---------------------------
        Name:  William C. Crowley
        Title:  President


ESL INVESTORS LLC


By:  RBS Partners, LP, its managing member


     By:  ESL Investments, Inc., its general partner


          By: /s/ William C. Crowley
             ----------------------------
             Name:  William C. Crowley
             Title:  President


RBS INVESTMENT MANAGEMENT, LLC


By: /s/ William C. Crowley
   ------------------------------
   Name:  William  C. Crowley
   Title:  Member

ESL INSTITUTIONAL PARTNERS, L.P.


By:  RBS Investment Management, LLC, its general partner


     By: /s/ William C. Crowley
        ---------------------------
        Name:  William C. Crowley
        Title:  Member